Exhibit 99.1

State Auto extends contract of President and CEO Mike LaRocco
COLUMBUS, OHIO - November 28, 2017 - The boards of directors of State Auto Financial Corporation (NASDAQ:STFC) and State Automobile Mutual Insurance Company (State Auto Mutual) today announced the extension of President and CEO Mike LaRocco’s employment agreement through Dec. 31, 2021. LaRocco’s previous agreement was set to expire on Dec. 31, 2018.

“As a result of Mike’s leadership, State Auto is now poised to truly compete and win,” said State Auto Mutual Chairman Jim Kunk. “We’re pleased that Mike has agreed to continue to lead the transformation of the company.”

STFC Lead Director David Meuse added, “Mike and his leadership team have made remarkable progress in State Auto’s turnaround over the past two years. We look forward to seeing that turnaround completed and State Auto returned to profitable growth.”

LaRocco joined State Auto in 2015 after leading large national insurance carriers and forming a technology startup. Since 2015, LaRocco has led the transformation of State Auto’s culture, the development of a new strategy, and the rollout of a new technology platform that has delivered a significant increase in new business.

“I’m grateful for the boards’ confidence in our strategy and in the progress we’ve made to date,” said LaRocco. “I’m incredibly proud of the passion and drive demonstrated by the State Auto team, which is more focused than ever on successfully completing our turnaround and returning this great company to profitable growth.”

About State Auto Financial Corporation

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top fourth of all NASDAQ listed companies.
The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A- (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.

CONTACTS
Investor contact: Tara Shull, Tara.Shull@StateAuto.com, 614.917.4478
Media contact: Kyle Anderson, Kyle.Anderson@StateAuto.com, 614.917.5497